EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of February 18, 2016 (the “Effective Date”) by and between Fleetmatics Group Public Limited Company (the “Company”), Fleetmatics USA, LLC (the “U.S. Subsidiary”) and Robert Dahdah (the “Executive”). The parties hereby agree as follows:

1. Description:

The Executive shall serve as Senior Vice President of Global Sales and an officer of the Company. The Executive shall report to, take direction from and assume such duties and responsibilities consistent with his position as are assigned to him by the Chief Operating Officer. The Executive shall devote his full working time and efforts to the business and affairs of the Company and the U.S. Subsidiary (as applicable). Notwithstanding the foregoing, the Executive may participate in (a) civic and charitable activities, (b) the management of the Executive’s family and personal affairs, including his investments, (c) other business activities approved in writing by the Board of Directors of the Company (the “Board”) and (d) serving as a member of non-profit and for-profit boards of directors, so long as such activities ((a) through (d)): (i) do not interfere with the performance of the Executive’s duties to the Company or the U.S. Subsidiary, and (ii) do not create a conflict of interest with the U.S. Subsidiary or the Company.

(a) Start Date. The Executive shall commence employment no later than March 14, 2016 unless another date is mutually agreed to by the Executive and the Company. For purposes of this Agreement the actual first date of the Executive’s employment shall be the “Start Date.”

(b) Obligations. During the Executive’s employment he will not engage in any other employment, occupations or consulting activity for any direct or indirect remuneration or any activity that would or may create a conflict of interest between the Executive and the U.S. Subsidiary or the Company, without the prior approval of the Board.

(c) Employment. The U.S. Subsidiary will employ the Executive on the terms and conditions set forth herein. The Executive will receive his cash compensation and benefits from the U.S. Subsidiary and the U.S. Subsidiary will maintain and distribute employment-related records.

2. At-Will Employment. Subject to the severance provisions set forth in Section 7 below, the parties agree that the Executive’s employment will be “at-will” employment and may be terminated at any time with or without cause or notice subject to the terms of this Agreement. The Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company or the U.S. Subsidiary give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his at-will employment status.

3. Compensation.

(a) Base Salary. The Executive’s base salary shall be paid at the rate of $390,000 per year, payable in accordance with the U.S. Subsidiary’s normal payroll practices and be subject to the usual, required deductions and withholdings. The Executive’s base salary will be subject to review based upon the U.S. Subsidiary’s normal performance review practices. The annual base salary in effect at any given time is referred to herein as “Base Salary.”

(b) Annual Bonus. The Executive will be eligible to earn an annual bonus with a target of 100% of Base Salary, less applicable withholding taxes. Beginning in 2017, the bonus shall be based on the achievement of corporate objectives to be determined by the Company, and/or personal performance objectives to be determined by the Company after consultation with the Executive. The Executive’s target, performance objectives and the achievement of those objectives shall be determined in the sole discretion of the Company or the

Compensation Committee of the Board, and where applicable, based on financial and other calculable results of the Company. The annual bonus in effect at any given time, including without limitation the 2016 Bonus (defined below), is referred to herein as the “Annual Bonus.” Except as otherwise provided in Section 3(c) regarding the 2016 Bonus and Sections 7(a) and (b) regarding termination without Cause or for Good Reason, to earn any Annual Bonus, the Executive must be employed by the U.S. Subsidiary on December 31 of the applicable bonus year. Any Annual Bonus shall be paid between January 1 and March 15 of the year following the year in which such Annual Bonus is earned.

(c) 2016 Guaranteed Pro Rata Bonus. Notwithstanding the foregoing Section 3(b), the Annual Bonus shall be pro-rated for 2016 based on the Start Date (the “2016 Bonus”), but the 2016 Bonus amount shall be guaranteed at 100% of the pro-rated amount. In all other respects the 2016 Bonus shall be subject to the terms and conditions of the preceding Section 3(b). If in 2016 the Executive’s employment with the U.S. Subsidiary terminates for any reason other than (I) Cause as defined in Sections 9(a) (i), (ii), (iii), (iv) or (v); or (II) resignation without Good Reason, the Executive (or his beneficiaries or estate, as applicable) shall receive the 2016 Bonus. In the interest of clarity, if the Executive’s employment terminates without Cause, for Cause under Section 9(a)(vi), upon his death, in connection with his Disability, or due to the Executive’s resignation for Good Reason, the Executive shall receive the 2016 Bonus.

(d) Signing Bonus. The U.S. Subsidiary shall pay the Executive a signing bonus of $250,000 no later than 30 days after the Start Date (the “Signing Bonus”). If the Executive is terminated for Cause as defined in Sections 9(a) (i), (ii), (iii), (iv) or (v) within one year after the Start Date (the “Anniversary Date’), the Executive shall pay back a pro-rata portion of the Signing Bonus based on the period of time remaining between the Date of Termination and the Anniversary Date. The Executive shall not be required to repay any part of the Signing Bonus in connection with the Executive’s termination for any reason other than than (I) Cause as defined in Sections 9(a) (i), (ii), (iii), (iv) or (v); or (II) resignation without Good Reason. In the interest of clarity, if the Executive’s employment terminates without Cause, for Cause under Section 9(a)(vi), upon his death, in connection with his Disability, or due to the Executive’s resignation for Good Reason, the Executive shall not be required to repay the Signing Bonus.

(e) Equity. As soon as practicable after the Effective Date, we will recommend to the Board that it grant the Executive equity in the form of forty-five thousand (45,000) restricted stock units and twenty-five thousand (25,000) performance stock units under the Fleetmatics Amended and Restated 2011 Stock Option and Incentive Plan. Any equity grant is subject to prior Board approval. The terms and conditions of the Executive’s awards of equity-based compensation, including vesting and forfeiture provisions, shall be governed by the Company’s applicable plans and agreements (collectively the “Equity Documents”). Subject to the Executive’s continued employment with the Company, (i) the Executive shall vest in 25% of the restricted stock units on the date that is twelve (12) months after the Start Date, with the balance of the restricted stock units vesting in equal quarterly installments of 6.25% over the next twelve (12) quarters; and (ii) the Executive shall vest in performance stock units subject to the achievement of performance targets for 2016 (the “2016 Performance Targets”) as set forth in the applicable Equity Document. This is a summary only, and the terms and conditions of the stock units are governed by the Equity Documents.

4. Employee Benefits. During his employment, the Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the U.S. Subsidiary of general applicability to other senior executives of the U.S. Subsidiary residing in the United States of America. The Company and the U.S. Subsidiary reserve the right to cancel or change the benefit plans and programs they offer to their employees at any time.

5. Vacation. The Executive will be entitled to paid vacation of four (4) weeks per year, accrued on a pro rata basis in accordance with U.S. Subsidiary’s vacation policy.

6. Expenses. The U.S. Subsidiary will reimburse the Executive for reasonable travel, entertainment or other expenses incurred by the Executive in the furtherance of or in connection with the performance of the Executive’s duties hereunder, in accordance with the U.S. Subsidiary’s expense reimbursement policy as in effect from time to time.

7. Termination/Severance. Except as otherwise provided below, if the Executive’s employment with the U.S. Subsidiary terminates for any reason, then (i) all vesting will terminate immediately with respect to the Executive’s outstanding equity based awards not yet vested, (ii) all payments of compensation by the Company or the U.S. Subsidiary to the Executive hereunder will terminate immediately (except as to Base Salary earned through the last day of employment, Annual Bonus amounts already earned but not yet paid for the prior calendar year, if any, and any accrued but unused vacation). If in 2016 the Executive’s employment with the U.S. Subsidiary terminates for any reason other than (I) Cause as defined in Sections 9(a) (i), (ii), (iii), (iv) or (v); or (II) resignation without Good Reason—i.e. if the Executive’s employment terminates without Cause, for Cause under Section 9(a)(vi), upon his death, in connection with his Disability, or due to the Executive’s resignation for Good Reason—the Executive (or his beneficiaries or estate, as applicable) shall receive the 2016 Bonus. In addition, the following terms shall apply depending on the circumstances of the Executive’s termination:

(a) Termination Without Cause or Resignation for Good Reason Apart from a Change of Control. If prior to a Change in Control or at any time other than the six (6)-month period that immediately follows a Change of Control, (i) the Company or the U.S. Subsidiary terminates the Executive’s employment without Cause or (ii) the Executive resigns from employment for Good Reason, then, subject to Section 8, the Executive will be entitled to:

(i) receive continuing payments of severance pay at a rate equal to his monthly Base Salary rate, as then in effect, for the 12 months following the Date of Termination (the “Severance Period,” and such amount, the “Severance Amount”);

(ii) if the Executive was participating in the U.S. Subsidiary’s group health and/or dental plans immediately prior to the date of the Executive’s termination from the U.S. Subsidiary or the Company (the “Date of Termination”), then subject to the Executive electing and remaining eligible under the law known as COBRA, the U.S. Subsidiary shall pay the employer portion of the premiums for such plan(s) to the same extent as if the Executive had remained employed by the U.S. Subsidiary until the earlier of (A) the end of the Severance Period; or (B) the date the Executive becomes ineligible for COBRA coverage for any reason, including by gaining health coverage through a subsequent employer (such payment of employer premiums, the “Health Benefit”); and

(iii) if the Date of Termination occurs in 2017 or later, a prorated portion of the Annual Bonus for the year in which the Date of Termination occurs, subject to the achievement of then applicable corporate and personal performance metrics and payable in accordance with Section 3.2 (the “Prorated Annual Bonus”).

(b) Termination Without Cause or Resignation for Good Reason within Six (6) Months after a Change of Control. If within six (6) months after a Change of Control, (i) the Company or the U.S. Subsidiary terminates the Executive’s employment without Cause, or (ii) the Executive resigns from employment for Good Reason, then, subject to Section 8, the Executive will be entitled to: (A) the Severance Amount; (B) the Health Benefit; (C) 100% of any outstanding restricted stock units not yet vested, which units shall become immediately vested upon Executive’s Date of Termination; (D) 100% of any outstanding performance stock units for which the Performance Criteria (as defined in the Equity Documents) have been satisfied but which have not yet vested, which units shall become immediately vested upon Executive’s Date of Termination; and (E) the Prorated Annual Bonus. The Executive’s vested units shall remain subject to the terms of the Equity Documents as applicable, provided that no provision of the Equity Documents shall be read so as to deny the Executive the vesting provided for in subsections (C) and (D) if the Executive is entitled to such vesting under this Section 7(b).

(c) Termination Upon the Executive’s Death or Disability. If at any time the Executive’s employment terminates as a result of his death or Disability, then, subject to Section 8 (with the Release requirement applicable to the Executive’s estate, beneficiaries, guardian, conservator and/or successors, as applicable):

(i) the number of the Executive’s outstanding restricted stock units that would have vested in the 12 months following the Date of Termination shall become immediately vested upon the Date of Termination; and

(ii) the number of the Executive’s outstanding performance stock units for which the Performance Criteria (as defined in the Equity Documents) have been satisfied but which would vest within the 12 months following the Date of Termination shall become immediately vested upon the Date of Termination.

In order to allow for the execution and nonrevocation of the Release in advance of the stock unit acceleration described in this Section 7(c), any termination or forfeiture of such unvested stock units that otherwise would have occurred on or within 60 days after the Date of Termination will be delayed until the 60th day after the Date of Termination, and any such termination or forfeiture will only occur to the extent such portion of the unvested stock units does not vest pursuant to this Section 7(c).

(d) Termination for Cause or without Good Reason. If the U.S. Subsidiary or the Company terminates Executive’s employment for any reason other than without Cause or if Executive terminates Executive’s employment for any reason other than Good Reason, then: (i) all vesting will terminate effective on the Date of Termination with respect to Executive’s restricted stock units, performance stock units, and any other outstanding equity awards not yet vested, and Executive’s vested and unvested equity awards shall remain subject to the Equity Documents, and (ii) all payments of compensation by the Company or the U.S. Subsidiary to Executive hereunder will terminate immediately (except as to Base Salary earned through the Date of Termination, Annual Bonus amounts already earned but not yet paid for the prior calendar year, if any, and any accrued but unused vacation).

8. Receipt of Severance; Release Required; No Duty to Mitigate.

(a) Separation Agreement/Commencement of Severance Pay. The receipt of any severance payments, benefits or equity acceleration pursuant to Section 7 will be subject to Executive signing and not revoking a release agreement in favor of the Company, the U.S. Subsidiary and related persons and entities in a form substantially similar to the form attached as Exhibit A (the “Release”) and the expiration of the seven-day revocation period (if applicable) for the Release, within 60 days following the Date of Termination. No severance payments, benefits or equity acceleration will be paid or provided unless the Release becomes fully effective. The Severance Amount shall be paid in substantially equal installments in accordance with the U.S. Subsidiary’s payroll practice over the Severance Period, commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount shall begin to be paid in the second calendar year. Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each installment payment is considered a separate payment.

(b) Noncompete/Nonsolicitation. The receipt of any severance payments or benefits pursuant to Section 7 will be subject to Executive not violating the Non-Competition Agreement referenced in Section 10 of this Agreement and attached hereto as Exhibit B, the terms of which are hereby incorporated by reference. In the event Executive breaches the Non-Competition Agreement the Company shall, in addition to all other legal and equitable remedies, the Company shall have the right to terminate or suspend all continuing payments and benefits to which Executive may otherwise be entitled pursuant to Section 7 without affecting the Executive’s release or Executive’s obligations under the release agreement.

(c) No Duty to Mitigate. Executive will not be required to mitigate the Severance Amount contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such Severance Amount.

9. Definitions.

(a) Cause. For purposes of this Agreement, “Cause” is defined as (i) a proven act of dishonesty made by Executive in connection with Executive’s responsibilities as an employee that results in proven material injury to the Company, (ii) Executive’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (iii) Executive’s proven gross misconduct that results in proven material injury to the Company, (iv) Executive’s proven unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of Executive’s relationship with the Company; (v) Executive’s proven willful breach of any material obligations under any material written agreement or covenant with the Company; or (vi) Executive’s continued failure to substantially perform his material employment duties after Executive (A) has received a written demand of performance from the Company which specifically sets forth the factual basis for the Company’s belief that Executive has not substantially performed his material duties and (B) has failed to cure such non-performance to the Company’s satisfaction within a reasonable period of time, as agreed upon in good faith by the Executive and the Company.

(b) Change of Control. For purposes of this Agreement, “Change of Control” of the Company is defined as:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) who is not a shareholder of the Company as of the date of this Agreement or an affiliate thereof is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii) a change in the composition of the Board occurring within a two-year period, as a result of which less than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the remaining Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iii) the date of the consummation of a merger, scheme of arrangement or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger, scheme of arrangement or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iv) the date of the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets.

in each case which is also a change in control within the meaning of Treasury Regulation 1.409A-3(i)(5). Notwithstanding the foregoing, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation; or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(c) Disability. For the purposes of this Agreement, “Disability” means that Executive is disabled and unable to perform the essential functions of Executive’s then existing position or positions (or is expected, based on a reasonable degree of medical certainty, to be unable to perform such functions) with or without reasonable accommodation for a period of 120 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period Executive is disabled so as to be unable to perform the essential functions of Executive’s then existing position or positions with or without reasonable accommodation, Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom Executive or Executive’s guardian has no reasonable objection as to whether Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. Notwithstanding the foregoing, such certification shall not be used to circumvent or reduce the time period of 120 days in any 12-month period. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and Executive shall fail to submit such certification within fifteen (15) days following a formal request by the Company, the Company’s determination of such issue shall be binding on Executive. Nothing in this Section shall be construed to waive Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(d) Good Reason. For the purposes of this Agreement, “Good Reason” means without Executive’s express written consent, any of the following “Good Reason Conditions”: (i) the Company and/or the U.S. Subsidiary commits a material breach of this Agreement which is not remedied by the Company and/or the U.S. Subsidiary within fifteen (15) days of receiving written notice from Executive that specifically sets forth the factual basis for Executive’s belief that a material breach has occurred; (ii) a diminution of Executive’s Base Salary of more than 10% (provided that for purposes of Section 7(b) only, a diminution of Executive’s Base Salary of less than 10% other than in connection with an across-the-board salary reduction affecting all senior executives of the U.S. Subsidiary shall give rise to a Good Reason Condition); (iii) a material change in the geographic location at which the Executive provides services to the Company and/or the U.S. Subsidiary (provided that for this purpose, in no event shall a relocation of such provision of services to a new location less than fifty (50) miles from the current location of the provision of services give rise to a Good Reason Condition); (iv) a material diminution in the Executive’s responsibilities, authority or duties; or (v) a successor to the Company fails to assume this Agreement in writing upon becoming a successor or assignee of the Company. With respect to each of the Good Reason Conditions described above, Executive may not establish “Good Reason” unless he has provided written notice of the existence of such condition to the Company within 30 days of the event constituting such Good Reason, the Company fails to reasonably cure such condition within the 15-day period immediately following receipt of such notice and the Executive terminates his employment within sixty (60) days after providing written notice of the existence of a Good Reason Condition or end of the cure period, whichever is later.

10. Confidential Information/Restrictive Covenants. Executive agrees to terms of the Company’s standard Employee Non-Competition, Confidentiality and Assignment Agreement (the “Non-Competition Agreement”) attached hereto as Exhibit A, the terms of which are hereby incorporated by reference as material terms of this Agreement.

11. Assignment. This Agreement will be binding upon and inure to the benefit any successor of the Company and any successor of the U.S. Subsidiary. Any successor or affiliate of the Company or the U.S. Subsidiary will be deemed substituted for the Company or the U.S. Subsidiary, respectively, under the terms of this Agreement for all purposes. For this purpose “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger, scheme of arrangement or otherwise, directly or indirectly acquires all or substantially all of the assets or business of either or both the Company or the U.S. Subsidiary. The Company and/or the U.S. Subsidiary may assign or otherwise transfer this Agreement to any other person or entity without Executive’s consent. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except as expressly permitted or required by applicable law. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void. This Agreement shall be binding upon and inure to the benefit of Executive and, with respect to a termination in the event of Executive’s death, Executive’s legal representatives or heirs.

12. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) two (2) business days after the business day of deposit with Federal Express or a similar courier for next business day (or, internationally, second business day) delivery, or (iii) seven (7) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Fleetmatics USA, LLC

1100 Winter St.

Suite 4600

Waltham, MA 02451

Attn: Chairman, Board of Directors

With a copy to:

Goodwin Procter LLP

Exchange Place

53 State Street

Boston, MA 02109

Fax: (617) 523-1231

Attention: Joseph C. Theis, Jr., Esq.

Email: jtheis@goodwinprocter.com

If to Executive:

Robert Dahdah

535 East 72nd St

Apt 3CD

New York, NY 10021

or last address on file with the Company

13. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

14. Arbitration. To ensure the rapid and economical resolution of disputes that may arise in connection with Executive’s employment with the Company or the U.S. Subsidiary, Executive, the Company and the U.S. Subsidiary agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Executive’s employment, or the termination of Executive’s employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in Boston, Massachusetts, conducted by the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) or its successor, under the then applicable rules of JAMS. Executive the Company and the U.S. Subsidiary acknowledge that by agreeing to this arbitration procedure, each party waives the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that Executive, the Company and/or the U.S. Subsidiary would be entitled to seek in a court of law. Nothing in this Agreement is intended to prevent the Executive, the Company or the U.S. Subsidiary from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

Notwithstanding the foregoing, Executive the Company and the U.S. Subsidiary each have the right to petition the court for injunctive relief and seek damages relating to any issue or dispute arising under the Non-Competition Agreement.

15. Integration. This Agreement, the Non-Competition Agreement and any other agreement or plan expressly referenced in this Agreement represent the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, provided however, the Executive’s rights and obligations relating to his equity interests in the Company or the U.S. Subsidiary shall be governed by the applicable Equity Documents (in conjunction with the terms as modified herein). This Agreement may be modified only by agreement of the parties by a written instrument executed by Executive and the Chief Executive Officer of the Company that is designated as an amendment to this Agreement.

16. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

17. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

18. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

19. Governing Law/Consent to Jurisdiction. This Agreement will be governed by the laws of the Commonwealth of Massachusetts (with the exception of its conflict of laws provisions). To the extent that any court action is permitted consistent with or to enforce Section 14, the parties hereby expressly consent and submit to the exclusive personal jurisdiction and exclusive venue of the state and federal courts located in the Commonwealth of Massachusetts for any action or proceeding arising from or relating to this Agreement. With respect to any such court action, the Executive (i) consents to service of process, and (iii) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or venue.

20. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

21. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

22. Attorney’s Fees. In the event of a dispute between the parties under this Agreement, the prevailing party shall be entitled to recover its costs and attorney’s fees from the non-prevailing party, including those incurred at trial, arbitration, and on appeal.

23. 409A. Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company or the U.S. Subsidiary determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the U.S. Subsidiary or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under

Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h). The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party. Neither the Company nor the U.S. Subsidiary makes any representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

The Company

Fleetmatics Group PLC

By:	/s/ Jorge E. Diaz
Name: Jorge E. Diaz
Title: SVP, Global Human Resources
3-11-2016
DATE

U.S. Subsidiary

Fleetmatics USA, LLC

By:	/s/ Jorge E. Diaz
Name: Jorge E. Diaz
Title: SVP, Global Human Resources
3-11-2016
DATE

Executive

By:	/s/ Robert Dahdah
Robert Dahdah
25-2-2016
DATE

Exhibit B

Employee Non-Competition, Confidentiality and Assignment Agreement

In consideration and as a condition of my employment by Fleetmatics USA, LLC (along with its parents, subsidiaries and affiliates, including without limitation Fleetmatics Group Public Limited Company and Fleetmatics USA Holdings, Inc. the “Company”):

1. Proprietary Information. I agree that all information, whether or not in writing, concerning the Company’s business, technology, business relationships or financial affairs which the Company has not released to the general public (collectively, “Proprietary Information”) is and will be the exclusive property of the Company. By way of illustration, Proprietary Information may include information or material which has not been made generally available to the public, such as: (a) corporate information, including plans, strategies, methods, policies, resolutions, negotiations or litigation; (b) marketing information, including strategies, methods, customer identities or other information about customers, prospect identities or other information about prospects, or market analyses or projections; (c) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; and (d) operational and technological information, including plans, specifications, manuals, forms, templates, software, designs, methods, procedures, formulas, discoveries, inventions, improvements, concepts and ideas; and (e) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, compensation structure, performance evaluations and termination arrangements or documents. Proprietary Information also includes information received in confidence by the Company from its customers or suppliers or other third parties.

2. Recognition of Company’s Rights. I will not, at any time, without the Company’s prior written permission, either during or after my employment, disclose any Proprietary Information to anyone outside of the Company, or use or permit to be used any Proprietary Information for any purpose other than in connection with the performance of my duties as an employee of the Company. I will cooperate with the Company and use my best efforts to prevent the unauthorized disclosure of all Proprietary Information. I will deliver to the Company all copies of Proprietary Information in my possession or control upon the earlier of a request by the Company or termination of my employment.

3. Rights of Others. I understand that the Company is now and may hereafter be subject to non-disclosure or confidentiality agreements with third persons which require the Company to protect or refrain from use of proprietary information. I agree to be bound by the terms of such of those agreements as to which I have knowledge in the event I have access to such proprietary information.

4. Commitment to Company; Avoidance of Conflict of Interest. Subject to the express terms of my employment agreement with the Company, while an employee of the

Company, I will devote my full-time efforts to the Company’s business and I will not engage in any other business activity that conflicts with my duties to the Company. I will advise the president of the Company or his or her nominee at such time as any activity of either the Company or another business presents me with a conflict of interest or the appearance of a conflict of interest as an employee of the Company. I will take whatever reasonable action is requested of me by the Company to resolve any conflict or appearance of conflict which it finds to exist.

5. Developments. I will make full and prompt disclosure to the Company of all inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, databases, computer programs, formulae, techniques, trade secrets, graphics or images, and audio or visual works and other works of authorship related to the business of the Company (collectively “Developments”), whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by me (alone or jointly with others) or under my direction during the period of my employment. I acknowledge that all work performed by me for the Company is on a “work for hire” basis, and I hereby do assign and transfer and, to the extent any such assignment cannot be made at present, will assign and transfer, to the Company and its successors and assigns all my right, title and interest in all Developments made, conceived or reduced to practice by me (alone or jointly with others) that (a) relate to the business of the Company or any customer of or supplier to the Company or any of the products or services being researched, developed, manufactured or sold by the Company or which may be used with such products or services; or (b) result from tasks assigned to me by the Company; or (c) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company (“Company-Related Developments”), and all related patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, and other intellectual property rights in all countries and territories worldwide and under any international conventions (“Intellectual Property Rights”).

To preclude any possible uncertainty, I have set forth on Exhibit 1 attached hereto a complete list of Developments that I have, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of my employment with the Company that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (“Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit 1 but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. I have also listed on Exhibit A all patents and patent applications in which I am named as an inventor, other than those which have been assigned to the Company (“Other Patent Rights”). If no such disclosure is attached, I represent that there are no Prior Inventions or Other Patent Rights. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine or other work done for the Company, I hereby grant to the Company a nonexclusive, royalty-free, paid-up, irrevocable, worldwide license (with the full right to sublicense) to make, have made, modify, use, sell, offer for sale and import such Prior Invention. Notwithstanding the foregoing, I will not incorporate, or permit to be incorporated, Prior Inventions in any Company-Related Development without the Company’s prior written consent.

This Agreement does not obligate me to assign to the Company any Development which, in the sole judgment of the Company, reasonably exercised, is developed entirely on my own time and does not relate to the business efforts or research and development efforts in which, during the period of my employment, the Company actually is engaged or reasonably would be engaged, and does not result from the use of premises or equipment owned or leased by the Company. However, I will also promptly disclose to the Company any such Developments for the purpose of determining whether they qualify for such exclusion. I understand that to the extent this Agreement is required to be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 5 will be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. I also hereby waive all claims to any moral rights or other special rights which I may have or accrue in any Company-Related Developments.

6. Documents and Other Materials. I will keep and maintain adequate and current records of all Proprietary Information and Company-Related Developments developed by me during my employment, which records will be available to and remain the sole property of the Company at all times.

All files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, program listings, blueprints, models, prototypes, or other written, photographic or other tangible material containing Proprietary Information, whether created by me or others, which come into my custody or possession, are the exclusive property of the Company to be used by me only in the performance of my duties for the Company. Any property situated on the Company’s premises and owned by the Company, including without limitation computers, disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company at any time with or without notice. In the event of the termination of my employment for any reason, I will deliver to the Company all files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, program listings, blueprints, models, prototypes, or other written, photographic or other tangible material containing Proprietary Information, and other materials of any nature pertaining to the Proprietary Information of the Company and to my work, and will not take or keep in my possession any of the foregoing or any copies.

7. Enforcement of Intellectual Property Rights. I will cooperate fully with the Company, both during and after my employment with the Company, with respect to the procurement, maintenance and enforcement of Intellectual Property Rights in Company-Related Developments. I will sign, both during and after the term of this Agreement, all papers, including without limitation copyright applications, patent applications, declarations, oaths, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development. If the Company is unable, after reasonable effort, to secure my signature on any such papers, I hereby irrevocably designate and appoint each officer of the Company as my agent and attorney-in-fact to execute any such papers on my behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development.

8. Non-Competition and Non-Solicitation. In order to protect the Company’s Proprietary Information and good will, during my employment and for a period of twelve (12) months following the termination of my employment for any reason (the “Restricted Period”), I will not directly or indirectly, whether as owner, partner, shareholder, director, manager, consultant, agent, employee, co-venturer or otherwise, engage, participate or invest in any business activity anywhere in the United States that (i) develops, manufactures or markets products which are related to GPS Vehicle Tracking Systems, (ii) develops, manufactures or markets products related to field service management; and/or (iii) develops, manufactures or markets any products, or performs any services, that are competitive with the products or services of the Company, or products or services that the Company has under development or that are the subject of active planning at any time during my employment ((i), (ii) and (iii) collectively, “Competitive Business Activity”); provided that this shall not prohibit any possible investment in publicly traded stock of a company representing less than one percent of the stock of such company. In addition, during the Restricted Period, I will not, directly or indirectly, in any manner, other than for the benefit of the Company, (a) call upon, solicit, divert, take away, accept or conduct any business from or with any of the (I) customers of the Company or (II) prospective customers of the Company, in each case ((I) and (II)) for the purpose of engaging in Competitive Business Activity and/or (b) solicit, entice, attempt to persuade, or facilitate the hire of any other employee or consultant of the Company (or any person who was employed or engaged by the Company within six months of any attempt to hire or solicit such person) to leave the Company. The Company will make its reasonable best efforts to notify me should it have reason to believe I am violating or have violated the immediately preceding subsection 8(b) regarding employee nonsolicitation and nonhire. I acknowledge and agree that if I violate any of the provisions of this paragraph 8, the running of the Restricted Period will be extended by the time during which I engage in such violation(s). For purposes of this Agreement, a “prospective customer” means any potential customer of the Company which I knew or reasonably should have known that the Company was actively soliciting (other than through a general campaign) or actively considered soliciting (other than through a general campaign) at any time within the twelve (12) calendar months prior to the last day of my employment.

9. Prior Agreements. I hereby represent that, except as I have fully disclosed previously in writing to the Company, I am not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of my employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. I further represent that my performance of all the terms of this Agreement as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with the Company. I will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

10. Remedies Upon Breach. I understand that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and I consider them to be reasonable for such purpose. Any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and therefore, in the event of such breach, the Company, in addition to such other remedies which may be available, will be entitled to specific performance and other injunctive relief, without the posting of a bond.

11. Use of Voice, Image and Likeness. For the 12 months after the date of my termination, I give the Company permission to use my voice, image or likeness, with or without using my name, for the purposes of advertising and promoting the Company, or for other purposes deemed appropriate by the Company in its reasonable discretion, except to the extent expressly prohibited by law.

12. Publications and Public Statements. I will obtain the Company’s written approval before publishing or submitting for publication any material that relates to any Proprietary Information. To ensure that the Company delivers a consistent message about its products, services and operations to the public, and further in recognition that even positive statements may have a detrimental effect on the Company in certain securities transactions and other contexts, any statement about the Company posted during my period of employment and for six (6) months thereafter, on any media accessible by the public, including but not limited to electronic bulletin boards and Internet-based chat rooms, must first be reviewed and approved by an officer of the Company before it is released in the public domain.

13. No Employment Obligation. I understand that this Agreement does not create an obligation on the Company or any other person to continue my employment. I acknowledge that, unless otherwise agreed in a formal written employment agreement signed on behalf of the Company by an authorized officer, my employment with the Company is at will and therefore may be terminated by the Company or me at any time and for any reason, with or without cause, in accordance with the terms and conditions set forth in my Employment Agreement.

14. Survival and Assignment by the Company. I understand that my obligations under this Agreement will continue in accordance with its express terms regardless of any changes in my title, position, duties, salary, compensation or benefits or other terms and conditions of employment. I further understand that my obligations under this Agreement will continue following the termination of my employment in accordance with this Agreement’s express terms regardless of the manner of such termination and will be binding upon my heirs, executors and administrators. The Company will have the right to assign this Agreement to its affiliates, successors and assigns. I expressly consent to be bound by the provisions of this Agreement for the benefit of the Company or any parent, subsidiary or affiliate to whose employ I may be transferred or successor who assumes my employment agreement with the Company without the necessity that this Agreement be resigned at the time of such transfer or assumption.

15. Exit Interview. If and when I depart from the Company, I may be required to attend an exit interview and sign an “Employee Exit Acknowledgement” to reaffirm my acceptance and acknowledgement of the obligations set forth in this Agreement. For twelve (12) months following termination of my employment, I will notify the Company of any change in my address.

16. Disclosure to Future Employers. During the Restricted Period, I will provide a copy of this Agreement to any prospective employer, partner or coventurer prior to entering into an employment, partnership or other business relationship with such person or entity.

17. Severability. In case any provisions (or portions thereof) contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

18. Interpretation. This Agreement will be deemed to be made and entered into in the Commonwealth of Massachusetts, and will in all respects be interpreted, enforced and governed under the laws of the Commonwealth of Massachusetts. I hereby agree to consent to personal jurisdiction of the state and federal courts situated within Suffolk County, Massachusetts for purposes of enforcing this Agreement, and waive any objection that I might have to personal jurisdiction or venue in those courts.

19. Other Agreements and Obligations. This Agreement shall supplement, and shall not limit or be limited by, any other agreement I have with, or obligation I have to, the Company regarding noncompetition, nonsolicitation, confidentiality, assignment of inventions, and related covenants.

I UNDERSTAND THAT THIS AGREEMENT AFFECTS IMPORTANT RIGHTS. BY SIGNING

BELOW, I CERTIFY THAT I HAVE READ IT CAREFULLY AND AM SATISFIED THAT I

UNDERSTAND IT COMPLETELY.

IN WITNESS WHEREOF, the undersigned has executed this agreement as a sealed instrument as of the date set forth below.

Signed:	/s/ Robert Dahdah

Type or print name: Robert Dahdah

Date: 22-2-2016

EXHIBIT 1

To:	Fleetmatics USA, LLC (along with its parents, subsidiaries and affiliates)

From:	Robert Dahdah

Date:	February , 2016

SUBJECT: Prior Inventions

The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by the Company that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐	No inventions or improvements

☐	See below:

☐	Additional sheets attached

The following is a list of all patents and patent applications in which I have been named as an inventor:

☐	None

☐	See below: